Exhibit 99.1

DOUBLECLICK COMPLETES MERGER WITH NETGRAVITY

NEW YORK, NY and SAN MATEO, CA., October 26, 1999 -DoubleClick Inc. (Nasdaq:
DCLK) announced today that it has completed its merger with NetGravity, Inc. (Nasdaq: NETG) following today's approval by the stockholders of NetGravity.

Under the terms of the merger agreement, holders of NetGravity stock are entitled to receive 0.28 shares of DoubleClick common stock for each share of NetGravity common stock pursuant to a fixed exchange ratio. DoubleClick will issue approximately 5 million shares to complete the exchange. Based on DoubleClick's closing price of $128 15/16 on October 25, 1999, the transaction is valued at approximately $650 million, and the combined market capitalization of the two companies is approximately $5.8 billion. The NetGravity business will be included in the DoubleClick Technology Solutions division of DoubleClick Inc.

"The merger with NetGravity will allow us to offer two distinct ad serving solutions to publishers and advertisers," said Kevin O'Connor, Chairman & CEO, DoubleClick. "The combination of our companies, along with the pending Abacus Direct merger, enables us to deliver the right message to the right consumer at the right time, and help companies maximize the return on their advertising and marketing investment."

About DoubleClick Inc.
DoubleClick Inc. (www.doubleclick.net) is a leading provider of comprehensive global Internet advertising solutions for marketers and Web publishers. Combining technology and media expertise, DoubleClick centralizes planning, execution, control, tracking and reporting for online media campaigns. DoubleClick Inc. has Global headquarters in New York City and maintains offices in Atlanta, Boston, Chicago, Detroit, Dallas, Dublin, Los Angeles, San Francisco, San Mateo, Seattle, Amsterdam, Barcelona, Copenhagen, Dusseldorf, Hamburg, Helsinki, Hong Kong, London, Madrid, Milan, Montreal, Munich, Oslo, Paris, Sao Paulo, Singapore, Stockholm, Sydney, Taipei, Tokyo and Toronto.

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Contact:
     DoubleClick Inc.
     Investor Relations: Ilona Nemeth
     Sara Pasko
     212-683-0001
               or
     Abernathy MacGregor Frank
     Adam Miller/David Sasso
     212-371-5999